Exhibit 99.(g)(1)(c)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of April 12, 2011 (the “Amendment”) to the Multiple Services Agreement, dated October 8, 2003 (the “Agreement”), by and among JPMorgan Chase Bank, N.A., a national banking association, SMA Relationship Trust, a Delaware statutory trust, on behalf of its separate series of shares representing interest in separate portfolios which are listed in Schedule B1 and UBS Global Management (Americas) Inc., a Delaware corporation.

The Parties hereto hereby agree to make the following revisions to the above-referenced Agreement:

The Attached revised Schedule B1 — List of Series of SMA Relationship Trust as last amended on March 1, 2008 is replaced in its entirety with Schedule B1 — List of Services of SMA Relationship Trust as last amended on April 12, 2011 attached hereto:

Except as specifically modified by this Amendment, all terms and provisions of the Agreement are hereby reaffirmed and shall remain in full force and effect.

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A.		UBS GLOBAL ASSET MANAGEMENT (Americas) INC.

By:	/s/ Lindsay Bruno	By:	/s/ Joseph J. Allessie/Thomas Disbrow
Name: Lindsay Bruno		Name: Joseph J. Allessie/Thomas Disbrow
Title: Vice President		Title: Executive Director/Managing Director

SMA RELATIONSHIP TRUST

		By:	/s/Tammie Lee
Name: Tammie Lee
Title: V. P. and Assistant Secretary

		By:	/s/Eric Sanders
Name: Eric Sanders
Title: V. P. and Asst. Secretary

J.P.Morgan

SCHEDULE B1

LIST OF SERIES OF SMA RELATIONSHIP TRUST

AS LAST AMENDED April 12, 2011

Series A

Series M

Series T

Series G

Series S

J.P.Morgan